Exhibit 99.1

NEWS RELEASE

CONTACTS:

Investors: Lisa DeFrancesco (862) 261-7152

Media: David Belian (862) 261-8141

Mark Marmur (862) 261-7558

Allergan Notes Receipt of Paragraph IV Notification on Restasis

DUBLIN, IRELAND – July 15, 2015 – Allergan plc (NYSE: AGN) today confirmed that the Company has received a notice letter dated July 10, 2015 (the “Notice Letter”) from Akorn Pharmaceuticals stating that the U.S. Food and Drug Administration (FDA) has received Akorn’s Abbreviated New Drug Application (ANDA) containing a “Paragraph IV” patent certification seeking approval to market a generic version of Allergan’s Restasis® (cyclosporine ophthalmic emulsion) 0.05% product. In addition, Allergan has received communication suggesting that additional ANDAs for generic versions of Restasis® may have been received by the FDA.

The Notice Letter received from Akorn states that the “Paragraph IV” patent certification was made with respect to certain U.S. patents covering the formulation and method of use of the Restasis® product, which are listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Allergan has five Orange Book-listed patents covering Restasis® that are scheduled to expire in August 2024.

Allergan is highly confident in its intellectual property rights relating to Restasis® and intends to vigorously enforce such rights in all applicable venues.

About Allergan

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a unique, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing innovative branded pharmaceuticals, high-quality generic and over-the-counter medicines and biologic products for patients around the world.

Allergan markets a portfolio of best-in-class products that provide valuable treatments for the central nervous system, eye care, medical aesthetics, gastroenterology, women’s health, urology, cardiovascular and anti-infective therapeutic categories, and operates the world’s third-largest global generics business, providing patients around the globe with increased access to affordable, high-quality medicines. Allergan is an industry leader in research and development, with one of the broadest development pipelines in the pharmaceutical industry and a leading position in the submission of generic product applications globally.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives.

For more information, visit Allergan’s website at www.allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (such periodic public filings having been filed under the “Actavis plc” name). Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.